Exhibit 99.1

Receptos Reports Fourth Quarter and Year End 2013 Operational and Financial Results

-  Favorable interim results from Phase 2 trial of RPC1063 in relapsing multiple sclerosis consistent with differentiated profile; top-line data expected mid-2014 -

- Phase 3 trial of RPC1063 in relapsing multiple sclerosis has begun enrolling patients -

-  Top-line data from Phase 2 trial of RPC1063 in ulcerative colitis expected in mid-2014 -

-  Conference Call Today at 5 p.m. Eastern Time -

San Diego, CA, March 5, 2014 — Receptos, Inc. (Nasdaq: RCPT) today provided development program updates and announced financial results for the fourth quarter and year ended December 31, 2013.

“The data from the interim analysis of the Phase 2 portion of our RADIANCE trial was consistent with our differentiation thesis, and provided support to continue to advance the program,” said Faheem Hasnain, President and Chief Executive Officer of Receptos.  “Our initiation of the Phase 3 portion of our RADIANCE trial positions RPC1063 as the potential next-to-market oral agent for the treatment of relapsing multiple sclerosis.  We look forward to mid-2014 for the top-line results of the Phase 2 portion of RADIANCE, as well as top-line results of TOUCHSTONE, our Phase 2 study of RPC1063 in ulcerative colitis, and continued progress with our pipeline programs.”

Receptos is developing RPC1063, a small molecule sphingosine 1-phosphate 1 (S1P1) receptor modulator administered orally for immunology indications.  The Company has initiated a Phase 3 trial of RPC1063 in relapsing multiple sclerosis (RMS) and is currently conducting separate Phase 2 trials in RMS and ulcerative colitis (UC), with top-line data expected for both trials in mid-2014.  The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an immune-mediated orphan disease, eosinophilic esophagitis (EoE), and is in preclinical development of oral, small molecule, positive allosteric modulators of the GLP-1 receptor for the treatment of Type 2 diabetes.

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis

•                  In Q4 2013, Receptos completed enrollment in the Phase 2 portion of RADIANCE, its Phase 2/3 trial of RPC1063 in RMS.  The primary objective of the Phase 2 portion of the study is to demonstrate the superior clinical efficacy of RPC1063 compared to placebo as measured by a reduction in the cumulative number of total gadolinium-enhancing lesions determined by MRI from week 12 to week 24 of study treatment. Top-line data for this trial is expected in mid-2014.

•                  In Q4 2013, Receptos completed a pre-planned interim analysis of the Phase 2 portion of RADIANCE.  The interim analysis focused on several potential product attributes that may be important for differentiation from other S1P receptor modulators on the market or in development. These included the overall adverse event profile; cardiovascular profile; liver enzyme effects; and preliminary clinical activity and reduction in lymphocyte count.

•                  In December 2013, based on these interim results and with the recommendation of the study’s Data Monitoring Committee, the Company initiated enrollment of the Phase 3 portion of RADIANCE   This is a randomized, double-blind, double-dummy study designed to compare 0.5 mg and 1.0 mg of orally administered RPC1063 against injected interferon beta-1a (Avonex®) in 1,200 patients with RMS. It is being conducted under a Special Protocol Assessment (SPA) with the FDA.

RPC1063 in Ulcerative Colitis

•                  Receptos continues to enroll a randomized Phase 2 study (TOUCHSTONE) for the treatment of UC, a serious gastrointestinal disease. The primary objective of TOUCHSTONE is to demonstrate superior clinical efficacy of RPC1063 compared to placebo for the induction of clinical remission in patients with moderately to severely active UC after eight weeks of treatment.  Top-line results for this Phase 2 study continue to be anticipated in mid-2014.

RPC4046 in Eosiniphilic Esophagitis

•                  Receptos is planning a Phase 2 proof-of-concept study in patients with active eosiniphilic esophagitis (EoE), a GI-related immunological indication that has a prevalence of under 200,000 patients in the U.S. and could qualify for orphan designation.  The Company completed a pre-IND meeting with the FDA in Q4 2013 intends to file an IND with the Division of Gastroenterology of the FDA.  Submission of an IND in the first half of 2014 would facilitate the initiation of a Phase 2 trial; a Phase 1 study has previously been completed.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•                  Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule, positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes.  Internally developed, orally administered lead compounds have shown single agent efficacy in a diabetic disease model as well as activity that is synergistic with metformin in combination studies.

Key upcoming milestones

•                  Mid 2014:  Top-line results of Phase 2 portion of RPC1063 (RADIANCE) in RMS patients

•                  Mid 2014 (subsequent to RADIANCE results):  Top-line results of Phase 2 trial of RPC1063 (TOUCHSTONE) in UC patients

•                  1H 2014: Filing of IND with GI division of FDA for RPC4046 in Eosiniphilic Esophagitis

Financial highlights for the three months and year ended December 31, 2013

Fourth quarter 2013 financial results (three months ended December 31, 2013)

•                  Net loss for the fourth quarter of 2013 was $15.2 million, or $0.86 per common share, compared to a net loss of $4.5 million, or $3.08 per common share, for the fourth quarter of 2012.

•                  Total revenues for the fourth quarter of 2013 were $773,000, compared to $3.8 million for the fourth quarter of 2012.  Revenue during these periods consisted primarily of amortization of up-front fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received from our collaborative arrangements.

•                  Total operating expenses for the fourth quarter of 2013 were $15.9 million, compared to $8.3 million for the fourth quarter of 2012. Operating expenses for the fourth quarter of 2013 include $1.3 million of stock compensation expense, compared to $74,000 of stock compensation expense for the fourth quarter of 2012.

•                  Research and development (R&D) expenses were $12.6 million for the fourth quarter of 2013 compared to $7.5 million for the fourth quarter of 2012.  R&D expenses consist primarily of costs associated with the preclinical and clinical development of our product candidates. The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 start-up costs for our Phase 2/3 trial of RPC1063 in RMS, and commencement of the Phase 2 trial of RPC1063 in UC.

•                  General and administrative (G&A) expenses were $3.2 million for the fourth quarter of 2013 compared to $803,000 for the fourth quarter of 2012. The increase in G&A costs is primarily related to increased personnel costs, additional stock compensation expense and additional expenditures on outside services, including consulting costs, legal and accounting fees, market research and insurance.

Fiscal year ended December 31, 2013 financial results

•                  Net loss for 2013 was $50.4 million, or $4.23 per common share, compared to a net loss of $17.7 million, or $13.73 per common share, for 2012.

•                  Total revenues for 2013 were $4.6 million compared to $8.6 million for 2012.  Revenue during these periods consisted primarily of amortization of up-front fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received from our collaborative arrangements.

•                  Total operating expenses for 2013 were $52.5 million compared to $26.4 million for 2012.  Operating expenses for 2013 include $3.0 million of stock compensation expense, compared to $0.2 million of stock compensation expense for 2012.

•                  R&D expenses were $43.6 million for 2013 compared to $22.9 million for 2012.  The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 start up costs for our Phase 2/3 trial of RPC1063 in RMS, and commencement of the Phase 2 trial of RPC1063 in UC.

•                  G&A expenses were $8.9 million for 2013 compared to $3.4 million for 2012. The increase in G&A costs is primarily related to increased personnel costs, additional stock compensation expense and additional expenditures on outside services, including consulting costs, legal and accounting fees, market research and insurance.

Other financial highlights

•                  Receptos had $69.5 million in cash, cash equivalents and short-term investments as of December 31, 2013.  In January 2014, the Company completed an underwritten public offering of common stock which provided additional net proceeds of approximately $109.9 million.

•                  As of December 31, 2013, the Company had term debt of $4.9 million and approximately 18.3 million shares of common stock outstanding.  Upon the closing of the January 2014 offering, the Company had approximately 22.2 million shares of common stock outstanding.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time) The Receptos management team will host a teleconference and webcast to discuss the fourth quarter and year end 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), conference ID 33449299.  The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056 or (404) 537-3406, conference ID 33449299.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that these forward-looking statements do not constitute guarantees of future performance.  Forward-looking statements include, without limitation, statements regarding the sufficiency of the Company’s capital position over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and to accomplish certain development goals (such as the availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for RPC1063, RPC 4046 and the GLP-1 positive allosteric modulator program.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics.  These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Quarterly Reports on Form 10-Q and the Registration Statement on Form S-1 which was declared effective on January 8, 2014.  All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, a small molecule sphingosine 1-phosphate 1 (S1P1) receptor modulator administered orally for immunology indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD), which includes ulcerative colitis (UC). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Collaborative revenue	$773	$3,838	$4,641	$8,647
Operating expenses:
Research and development	12,624	7,493	43,585	22,927
General and administrative	3,248	803	8,949	3,430

Total operating expenses	15,872	8,296	52,534	26,357

Loss from operations	(15,099)	(4,458)	(47,893)	(17,710)
Other income (expense)	(145)	2	(427)	—

Net loss	(15,244)	(4,456)	(48,320)	(17,710)
Preferred stock deemed dividend	—	—	(2,056)	—

Net loss attributable to common stockholders	$(15,244)	$(4,456)	$(50,376)	$(17,710)

Net loss per common share, basic and diluted	$(0.86)	$(3.08)	$(4.23)	$(13.73)

Shares used to compute net loss per common share, basic and diluted	17,806	1,448	11,916	1,289

Note - The calculation of net loss per common share for the three and twelve months ended December 31, 2012 excludes the impact of the conversion of all of the Company’s outstanding Series A and B convertible preferred stock into 9,644,000 shares of common stock in connection with our initial public offering in May 2013.

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

	As of December 31,
	2013	2012

Cash, cash equivalents and short-term investments	$69,490	$5,427
Working capital (defict)	54,263	(6)
Total assets	71,228	6,903
Term debt	4,915	—
Total liabilities	20,433	7,070
Common stock and additional paid-in capital	146,698	7,606
Total stockholders’ equity (deficit)	50,795	(39,983)

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

Michael Rice

LifeSci Advisors, LLC
(646) 597-6979

mrice@lifesciadvisors.com